As filed with the Securities and Exchange Commission on June 10, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN AIRLINES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1825172
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Skyview Drive Fort Worth, Texas	76155
(Address of principal executive offices)	(Zip Code)

American Airlines Group Inc. Amended and Restated 2023 Incentive Award Plan

(Full title of the plans)

Anthony J. Richmond

Executive Vice President, Corporate Affairs and Chief Legal Officer

American Airlines Group Inc.

1 Skyview Drive

Fort Worth, Texas 76155

(682) 278-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory P. Rodgers

Joel H. Trotter

William K. Hackett

Latham & Watkins LLP

555 Eleventh Street, NW

Suite 1000

Washington, DC 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 24, 2026, the Board of Directors of American Airlines Group Inc. (the “Registrant”) approved the American Airlines Group Inc. Amended and Restated 2023 Incentive Award Plan (as amended and restated, the “Plan”), which includes an increase in the number of shares of common stock of the Registrant, par value $0.01 per share (the “Common Stock”), available for issuance under the Plan. On June 10, 2026, stockholders voted to approve the Plan. This Registration Statement on Form S-8 is being filed in order to register 16.5 million additional shares of Common Stock that may be offered or sold to participants under the Plan, as well as 6.5 million additional shares of Common Stock that may become available for issuance under the Plan pursuant to its terms.

The Registrant previously filed a registration statement on Form S-8 (File Nos. 333-271802) registering shares of Common Stock that may be offered or sold to participants under the Plan (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (the “Registration Statement”) hereby incorporates by reference the content of the Prior Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated by reference in this Registration Statement are the following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 18, 2026;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on April 23, 2026;

(3)	The Registrant’s Current Reports on Form 8-K filed on March 9, 2026, March 24, 2026, and May 29, 2026; and

(4)	The description of the Registrant’s common stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 22, 2022.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except that any portion of any annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K, whether specifically listed above or filed in the future, that is not deemed filed under such provisions shall not be incorporated herein by reference. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation has the power to indemnify a party to any threatened, pending, or completed legal proceeding by reason of his or her service on behalf of a corporation. The DGCL further mandates that indemnification shall be made to any such person who has been successful “on the merits” or “otherwise” with respect to the defense of any such proceeding, but does not require indemnification in any other circumstances. The DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. A corporation may advance the expenses incurred in defending such a proceeding upon the giving of an undertaking, or promise, to repay such sums in the event it is later determined that such indemnitee is not entitled to be indemnified.

The Registrant’s amended and restated certificate of incorporation provides that the Registrant may, and the Registrant’s amended and restated bylaws provide that the Registrant shall, indemnify and advance expenses to each of the Registrant’s directors and officers, and may indemnify and advance expenses to the Registrant’s employees and other agents, to the fullest extent permitted by the DGCL, as described above.

The Registrant also maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any director or officer of the Registrant against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by a director or officer upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.

Under separate indemnification agreements with the Registrant, each director and certain officers of the Registrant are indemnified against all liabilities relating to his or her position as a director or officer of the Registrant, to the fullest extent permitted under applicable law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Title

4.1	Restated Certificate of Incorporation of American Airlines Group Inc. (incorporated by reference to Exhibit 3.1 to American Airlines Group Inc.’s Current Report on Form 8-K filed on December 9, 2013 (Commission File No. 001-08400)).

4.2	Certificate of Amendment of Restated Certificate of Incorporation of American Airlines Group Inc. (incorporated by reference to Exhibit 3.1 to American Airlines Group Inc.’s Current Report on Form 8-K filed on June 13, 2018 (Commission File No. 1-8400)).

4.3	Fifth Amended and Restated Bylaws of American Airlines Group Inc. (incorporated by reference to Exhibit 3.1 to American Airlines Group Inc.’s Current Report on Form 8-K filed on August 7, 2025 (Commission File No. 001-08400)).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2*	Consent of Latham & Watkins LLP (reference is made to Exhibit 5.1).

24.1*	Powers of Attorney (reference is made to the signature page of this Registration Statement).

99.1	American Airlines Group Inc. Amended and Restated 2023 Incentive Award Plan (incorporated by reference to Appendix B of American Airlines Group Inc.’s Definitive Proxy Statement on Schedule 14A filed on April 28, 2026 (Commission File No. 001-08400)).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 10th day of June, 2026.

AMERICAN AIRLINES GROUP INC.

By:	/s/ Robert D. Isom
Robert D. Isom
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert D. Isom and Devon E. May, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert D. Isom Robert D. Isom	Chief Executive Officer, President and Director (Principal Executive Officer)	June 10, 2026

/s/ Devon E. May Devon E. May	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 10, 2026

/s/ Angela K. Owens Angela K. Owens	Senior Vice President and Corporate Controller (Principal Accounting Officer)	June 10, 2026

/s/ Gregory D. Smith Gregory D. Smith	Chairman	June 10, 2026

/s/ Adriane M. Brown Adriane M. Brown	Director	June 10, 2026

/s/ John T. Cahill John T. Cahill	Director	June 10, 2026

/s/ Mary N. Dillon Mary N. Dillon	Director	June 10, 2026

/s/ Kathryn M. Farmer Kathryn M. Farmer	Director	June 10, 2026

/s/ Matthew J. Hart Matthew J. Hart	Director	June 10, 2026

/s/ Susan D. Kronick Susan D. Kronick	Director	June 10, 2026

/s/ Martin H. Nesbitt Martin H. Nesbitt	Director	June 10, 2026

/s/ Vicente Reynal Vicente Reynal	Director	June 10, 2026

/s/ Douglas M. Steenland Douglas M. Steenland	Director	June 10, 2026

/s/ Howard I. Ungerleider Howard I. Ungerleider	Director	June 10, 2026